Filed Pursuant to Rule 433

Registration No. 333-272447

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the SPDR® Dow Jones® Industrial Average ETF Trust due January 3, 2029

Term Sheet to Preliminary Pricing Supplement dated November 30, 2023

Summary of Terms
Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Market Measure	The S&P 500® Index (Bloomberg ticker symbol “SPX”), the Russell 2000® Index (Bloomberg ticker symbol “RTY”) and the SPDR® Dow Jones® Industrial Average ETF Trust (Bloomberg ticker symbol “DIA”) (each, an “Underlying” and collectively, the “Underlyings”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	December 28, 2023
Issue Date*	January 3, 2024
Calculation Day*	December 28, 2028
Stated Maturity Date*	January 3, 2029
Maturity Payment Amount (per security)

• if the Ending Value of the Lowest Performing Underlying is greater than its Starting Value:

$1,000 + ($1,000 × Underlying Return of the Lowest Performing Underlying × Upside Participation Rate);

• if the Ending Value of the Lowest Performing Underlying is less than or equal to its Starting Value, but greater than or equal to its Threshold Value:

$1,000; or

• if the Ending Value of the Lowest Performing Underlying is less than its Threshold Value:

$1,000 + ($1,000 × Underlying Return of the Lowest Performing Underlying)

Upside Participation Rate	At least 195% (to be determined on the Pricing Date)
Threshold Value	With respect to each Underlying, 70.00% of its Starting Value.
Underlying Return	With respect to each Underlying, the “Underlying Return” is the percentage change from its Starting Value to its Ending Value, measured as follows: Ending Value – Starting Value Starting Value
Lowest Performing Underlying	The Underlying with the lowest Underlying Return
Starting Value	For each Underlying, its Closing Value on the Pricing Date
Ending Value	For each Underlying, its Closing Value on the Calculation Day
Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 3.87%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 3.00% and WFA may receive a distribution expense fee of 0.12%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.25% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13607XPA9 / US13607XPA99
Material Tax Consequences:	See the preliminary pricing supplement.

Hypothetical Payout Profile**

** assumes an Upside Participation Rate equal to the lowest possible Upside Participation Rate that will be determined on the Pricing Date

If the Ending Value of the Lowest Performing Underlying is less than its Threshold Value, you will have full downside exposure to the decrease in the value of the Lowest Performing Underlying from its Starting Value and will lose more than 30%, and possibly all, of the face amount of your securities at maturity.

The Issuer’s estimated value of the securities on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be at least $930.00 per security but less than the original offering price. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/1045520/000110465923122332/tm2329494d51_424b2.htm

*Subject to change

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page PRS-7 of the accompanying preliminary pricing supplement, and “Risk Factors” beginning on page S-1 of the underlying supplements, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplements, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying underlying supplements, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities
•	If The Ending Value Of The Lowest Performing Underlying Is Less Than Its Threshold Value, You Will Lose More Than 30%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.
•	The Securities Are Subject To The Full Risks Of Each Underlying And Will Be Negatively Affected If Any Underlying Performs Poorly, Even If The Other Underlyings Perform Favorably.
•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Underlying, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlyings.
•	You Will Be Subject To Risks Resulting From The Relationship Among The Underlyings.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
Risk Relating To The Credit Risk Of CIBC
•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
•	Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlyings
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.
•	Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.
•	The Performance Of The Fund May Not Correlate With The Performance Of Its Underlying Index As Well As The Net Asset Value Per Share Of The Fund, Especially During Periods Of Market Volatility.
Risks Relating To Conflicts Of Interest
•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.
Risks Relating To Tax
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, the underlying supplements and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplements and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplements and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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